EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 10, 2006, relating to the consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Accredited Home Lenders Holding Co. and subsidiaries on Form 10-K for the year ended December 31, 2005 and our report dated March 10, 2006 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to economic operational dependency on its parent) related to the financial statements as of December 31, 2005 and for the year then ended of Accredited Mortgage Loan REIT Trust.

/s/ GRANT THORNTON LLP

Irvine, California

March 30, 2006